Exhibit 99.1
News Release
Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606 www.boeing.com
Boeing to Recognize Earnings Charge on Write-Off of Spirit Indemnification Receivable Related to 2005 Wichita Sale

•	Boeing will recognize after-tax charge of $124 million ($0.21 per share) following Delaware Supreme Court ruling
CHICAGO, July 13, 2018 - The Boeing Company [NYSE:BA] will recognize a charge to earnings to reflect a Delaware Supreme Court ruling that the company is not entitled to recover certain costs associated with the 2005 sale of its production facilities in Wichita, Kansas to Spirit Aerosystems.
Boeing filed a complaint against Spirit in the Delaware Superior Court in 2014 seeking to enforce its rights to indemnification and to recover from Spirit amounts incurred by Boeing for pension and retiree medical obligations. Earlier this year, Boeing filed a notice of appeal with the Delaware Supreme Court, which ruled against the company in a decision issued yesterday. The $124 million after-tax charge ($0.21 per share), which will be recognized in the second quarter, relates to the write-off of a receivable the company had previously recorded in connection with Spirit’s indemnification obligations. The charge does not affect revenue or cash flow.

Contact:
Investor Relations: Maurita Sutedja or Ben Hackman (312) 544-2140
Communications: Allison Bone (312) 544-2002